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                                                              EXHIBIT 99-6(a)(2)

                                LETTER AGREEMENT

May 1, 1989

Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company and Russell Fund Distributors, Inc., date March 7, 1988, the Frank Russell Investment Company advises you that it is creating a new fund to be named the Real Estate Securities Fund (the "Fund") and that the Fund desires for Russell Fund Distributors, Inc. to serve as Distributor with respect to the Fund pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged by the Administrator to the Fund in return for its services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor to the Real Estate Securities Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        George W. Weber
        Vice President  Operations

Accepted this 21st day of April, 1989


RUSSELL FUND DISTRIBUTORS, INC.

By: /s/ Philip J. Fina
    -------------------------------
        Philip J. Fina
        President